Global Self Storage Reports Third Quarter and Nine-Month 2017 Results

New York, NY – November 13, 2017 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust ("REIT") that owns and operates self storage facilities ("stores"), reported results for the quarter and nine months ended September 30, 2017.

Q3 2017 vs. Q3 2016 Highlights
	Net loss attributable to common stockholders of ($0.02) per share for the quarter ended September 30, 2017 compared to a net loss of ($0.03) per share in 2016.
	For the third quarter of 2017, net loss decreased 40.5% to ($130,000) compared with ($217,000) for the third quarter of 2016.

Funds from Operations ("FFO") and Adjusted FFO ("AFFO") totaled $0.04 and $0.05 per share of common stock, respectively, for the quarter ended September 30, 2017 compared to $0.00 and $0.03 per share in 2016.

	Same-store revenues increased 11.8% to $1.4 million.
	Same-store net operating income ("NOI") increased 7.5% to $820,000.
	Combined same-store and non same-store ("Combined store") revenues increased 43.3% to $1.9 million.
	Combined store NOI increased 40.5% to $1.2 million.
	Combined leasable square footage at quarter end increased 14.9% to 750,000.
	Combined overall square foot occupancy at quarter end increased 0.3% to 92.0%.
	Maintained quarterly dividend of $0.065 per share of common stock.

Nine Months Ended September 30, 2017 vs. Nine Months Ended September 30, 2016 Highlights*
	Net loss attributable to common stockholders of ($0.02) per share for the nine months ended September 30, 2017 compared to a net loss of ($0.02) per share in 2016.
	For the nine months ended September 30, 2017, net loss decreased 30.5% to ($126,000) compared with ($181,000) for the nine months ended September 30, 2016.
	FFO and AFFO totaled $0.16 and $0.17 per share of common stock, respectively, for the nine months ended September 30, 2017 compared to $0.06 and $0.06 per share in 2016.
	Same-store revenues increased 11.1% to $4.0 million.
	Same-store NOI increased 13.1% to $2.4 million.
	Combined store revenues increased 49.8% to $5.5 million.
	Combined store NOI increased 53.2% to $3.3 million.
	Distributed dividends of $0.195 per share of common stock.

* For comparability purposes, the same-store and Combined store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through September 30, 2016 under operating company accounting are presented combined for the nine months ended September 30, 2016 in the discussion that follows. Management believes this presentation is more meaningful to investors as there was no significant change in same-store or Combined store revenue streams and other financial metrics or the same-store or Combined store non-financial statistical information as a result of the company's change in status from an investment company to an operating company.

Management Commentary
"Our strong results for the third quarter are indicative of the overall success we've achieved in 2017 so far, with same-store revenues and NOI reaching new company records," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "We believe that these results have continued to demonstrate the benefits of focusing on secondary and tertiary markets in the Mid-West, Northeast, and Mid-Atlantic that have exhibited both higher barriers to entry and more subdued new development activity."

"Complementing our healthy financial results this quarter was the successful shareholder approval last month of the amendment and restatement of our charter. This new charter not only helps us preserve our REIT qualification, but also strengthens our ability to support our future growth. While we will continue to grow the business organically, through initiatives such as increasing our rental rates and expanding our current properties, we will also look prudently for attractive acquisition opportunities that can expand our self-storage portfolio and leasable square feet."

"Overall, the first nine months of 2017 have set us up nicely to close out the year on a strong note. As we look ahead to 2018, we see an opportunity to strengthen our portfolio by taking further advantage of a highly fragmented self storage property market. In particular, we will continue to focus on acquiring and improving properties in our core markets, which should help drive higher FFO and get us closer to achieving full dividend coverage."

Same-Store Results for the Third Quarter of 2017**
The company's same-store portfolio for the third quarter of 2017 included seven of its eleven stores, representing 70.7% of store NOI for the quarter.

For the third quarter of 2017, same-store revenues increased 11.8% to 1.4 million compared with $1.2 million for the third quarter in 2016. The increase was driven primarily by a 9% increase in net leased square footage.

Same-store operating expenses in the third quarter of 2017 totaled $568,000 compared with $479,000 in the third quarter of 2016. The increase was primarily driven by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance expenses.

For the third quarter of 2017, same-store NOI increased 7.5% to $820,000 compared with $762,000 for the third quarter of 2016. The increase was due primarily to an increase in rental and occupancy rates and net leased square footage.

Same-store occupancy at September 30, 2017 increased 0.6% to 92.0% from 91.4% at September 30, 2016. This includes the impact from the Bolingbrook expansion project completed in November 2016.

** A reconciliation of net income to same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Same-Store Net Operating Income."

Combined Same-Store and Non Same-Store Results for the Third Quarter of 2017***
For the third quarter of 2017, Combined store revenues increased 43.3% to $1.9 million compared with $1.3 million for the third quarter of 2016. The increase was driven by, among other things, a 15.7% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses in the third quarter of 2017 totaled $773,000 compared with $523,000 in the third quarter of 2016. The increase was driven primarily by higher store level employment costs, property taxes, and administrative expenses due to the company's 2016 store acquisitions, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the third quarter of 2017, Combined store NOI increased 40.5% to $1.2 million compared with $826,000 for the third quarter of 2016. The increase was a result of, among other things, the increase in Combined store revenues which were partially offset by an increase in Combined store operating expenses.

*** A reconciliation of net income to combined same-store and non same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Combined Same-Store and Non Same-Store Net Operating Income."
Company Operating Results for the Third Quarter of 2017
Net loss totaled approximately ($129,000) or ($0.02) per share for the third quarter of 2017 compared to a net loss of ($217,000) or ($0.03) per share for the third quarter of 2016.

General and administrative expenses totaled $641,000 in the third quarter of 2017 compared with $438,000 during the prior quarter and $394,000 during the third quarter of 2016. The year-over-year increase was primarily driven by higher accounting, compliance, and consulting expenses resulting from additional and new expenses incurred to foster and support the company's growth. The sequential increase was due to higher legal expenses in connection with one-off regulatory filings, the creation of the company's 2017 Equity Incentive Plan, and comprehensive changes to the company's charter and bylaws to complete the transformation from an investment company to an operating company.

Business development and property acquisition costs for the third quarter of 2017 were $105 compared with $239,000 for the third quarter of 2016.

Interest expense for the third quarter of 2017 was $220,000, which was consistent with the amount reported for the third quarter of 2016.

FFO totaled approximately $310,000, or $0.04 per share, while AFFO totaled approximately $376,000, or $0.05 per share, for the third quarter of 2017.

FFO and AFFO for the Third Quarter of 2017

	For the Three Months Ended September 30,
	2017	2016
Net loss	$(129,346)	$(217,372)
Eliminate items excluded from FFO:
Depreciation and amortization	439,342	236,503
FFO attributable to common stockholders	309,996	19,131
Adjustments:
Severance related to the departure of a company officer	66,347	—
Business development and property acquisition costs	105	238,537
AFFO	$376,448	$257,668

FFO and FFO as adjusted per weighted average shares outstanding
Net loss	$(0.02)	$(0.03)
Eliminate items excluded from FFO:
Depreciation and amortization	0.06	0.03
FFO per share attributable to common stockholders	0.04	0.00
Adjustments:
Severance related to the departure of a company officer	0.01	—
Business development and property acquisition costs	0.00	0.03
AFFO per share attributable to common stockholders	$0.05	$0.03

Same-Store Results for the Nine Months Ended September 30, 2017
The company's same-store portfolio for the nine months ended September 30, 2017 included seven of its eleven stores, representing 71.7% of store NOI for the period.

For the nine months ended September 30, 2017, same-store revenues increased 11.1% to $4.0 million compared with $3.6 million for the nine months ended September 30, 2016. The increase was driven primarily by a 9% increase in net leased square footage.

Same-store operating expenses for the nine months ended September 30, 2017 totaled $1.6 million compared with $1.5 million for the nine months ended September 30, 2016. The increase was primarily driven by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the nine months ended September 30, 2017, same-store NOI increased 13.1% to $2.4 million compared with $2.1 million for the nine months ended September 30, 2016. The increase was due primarily to an increase in rental and occupancy rates and net leased square footage.

Same-store occupancy for the nine months ended September 30, 2017 increased 0.6% to 92.0% from 91.4% for the nine months ended September 30, 2016.

Combined Same-Store and Non Same-Store Results for the Nine Months Ended September 30, 2017
For the first nine months ended September 30, 2017, Combined store revenues increased 49.8% to $5.5 million compared with $3.7 million for the first nine months ended September 30, 2016. The increase was driven by, among other things, a 15.7% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses for the nine months ended September 30, 2017 totaled $2.2 million compared with $1.5 million for the nine months ended September 30, 2016. The increase was driven primarily by higher store level employment costs, property taxes, and administrative expenses due to the company's 2016 store acquisitions, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the nine months ended September 30, 2017, Combined store NOI increased 53.2% to $3.3 million compared with $2.2 million for the nine months ended September 30, 2016. The increase was a result of, among other things, the increase in Combined store revenues, which was partially offset by an increase in Combined store operating expenses.

Company Operating Results for the Nine Months Ended September 30, 2017
For the nine months ended September 30, 2017, net loss totaled approximately ($126,000) or ($0.02) per share compared to a net loss of ($181,000) or ($0.02) per share for the nine months ended September 30, 2016.

General and administrative expenses totaled $1.5 million during the nine months ended September 30, 2017 compared with $1.1 million during the period January 19, 2016 to September 30, 2016. The increase was primarily driven by higher legal, accounting, compliance, and consulting expenses resulting from additional and new expenses incurred to foster and support the company's growth.

Business development and property acquisition costs for the nine months ended September 30, 2017 totaled $14,000 compared with $398,000 for the period January 19, 2016 to September 30, 2016.

Interest expense for the nine months ended September 30, 2017 was $661,000 compared with $237,000 for the period January 19, 2016 to September 30, 2016. The increase was primarily attributable to a higher amount of outstanding debt during the nine months ended September 30, 2017 compared to the period January 19, 2016 to September 30, 2016, resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $1.2 million, or $0.16 per share, while AFFO totaled approximately $1.3 million, or $0.17 per share, for the nine months ended September 30, 2017.

FFO and AFFO for the Nine Months Ended September 30, 2017

		For the Period
		January 19, 2016
	Nine Months Ended	through
	September 30, 2017	September 30, 2016
Net loss	$(125,524)	$(180,557)
Eliminate items excluded from FFO:
Depreciation and amortization	1,341,261	595,478
FFO attributable to common stockholders	1,215,737	414,921
Adjustments:
Severance related to the departure of a company officer	66,347	—
Business development and property acquisition costs	14,295	397,570
AFFO	$1,296,379	$812,491

FFO and FFO as adjusted per weighted average shares outstanding
Net loss	$(0.02)	$(0.02)
Eliminate items excluded from FFO:
Depreciation and amortization	0.18	0.08
FFO per share attributable to common stockholders	0.16	0.06
Adjustments:
Severance related to the departure of a company officer	0.01	—
Business development and property acquisition costs	0.00	—
AFFO per share attributable to common stockholders	$0.17	$0.06

Dividends
On September 1, 2017, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend from a year ago and last quarter.

Balance Sheet
At September 30, 2017, cash, cash equivalents, and marketable securities totaled $4.0 million compared with $4.4 million at December 31, 2016.

For more information on the company's quarterly results, including financial tables, please refer to the company's Quarterly Report on Form 10-Q for the third quarter of 2017 filed with the Securities and Exchange Commission today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures.  FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts ("NAREIT") and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company's financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the company's operating results. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the investment community considers our AFFO (or similar measures using different terminology) when evaluating us.  Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

We believe net operating income or "NOI" is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition
We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation. Same-store occupancy includes the impact from expansion projects at those stores. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At September 30, 2017, we owned 7 same-store facilities and 4 non same-store facilities. The company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company's filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorage.us
1-212-785-0900, ext. 201

Liolios Investor Relations
Scott Liolios or Najim Mostamand, CFA
SELF@liolios.com
1-949-574-3860

Global Self Storage, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Real estate assets, net	$55,031,125	$55,775,068
Cash and cash equivalents	2,506,811	2,911,640
Restricted cash	89,713	54,054
Investments in securities	1,452,173	1,473,950
Accounts receivable	100,324	157,607
Prepaid expenses and other assets	320,928	265,045
Intangible assets, net	33,183	317,140
Goodwill	694,121	694,121
Total assets	$60,228,378	$61,648,625
Liabilities and equity
Note payable	$19,406,797	$19,374,971
Accounts payable and accrued expenses	1,904,483	1,723,458
Total liabilities	21,311,280	21,098,429
Commitments and contingencies
Equity
Common stock, $0.01 par value, 19,900,000 shares authorized; 7,619,469 and 7,619,469 issued and outstanding at September 30, 2017 and December 31, 2016, respectively	76,195	76,195
Series A participating preferred stock, $0.01 par value, 100,000 shares authorized: zero shares issued and outstanding	—	—
Additional paid in capital	33,881,863	33,881,863
Accumulated comprehensive income	696,686	718,463
Retained earnings	4,262,354	5,873,675
Total equity	38,917,098	40,550,196
Total liabilities and equity	$60,228,378	$61,648,625

Global Self Storage, Inc.
Consolidated Statements of Operations
(Unaudited)

				For the Period
				January 19, 2016
	For the Three Months Ended September 30,		Nine Months Ended	through
	2017	2016	September 30, 2017	September 30, 2016
Revenues
Rental income	$1,871,642	$1,306,822	$5,357,521	$3,305,590
Other property related income	61,515	42,463	171,556	114,208
Total revenues	1,933,157	1,349,285	5,529,077	3,419,798
Expenses
Property operations	777,872	525,102	2,190,818	1,449,341
General and administrative	640,566	393,561	1,489,566	1,055,014
Depreciation and amortization	439,342	236,503	1,341,261	595,478
Business development and property acquisition costs	105	238,537	14,295	397,570
Total expenses	1,857,885	1,393,703	5,035,940	3,497,403
Operating income (loss)	75,272	(44,418)	493,137	(77,605)
Other income (expense)
Dividend and interest income	15,591	46,905	41,965	133,559
Interest expense	(220,209)	(219,859)	(660,626)	(236,511)
Total other income (expense), net	(204,618)	(172,954)	(618,661)	(102,952)
Net loss	$(129,346)	$(217,372)	$(125,524)	$(180,557)

Earnings per share - basic and diluted	$(0.02)	$(0.03)	$(0.02)	$(0.02)

Weighted average shares outstanding - basic and diluted	7,619,469	7,416,766	7,619,469	7,416,766

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on our consolidated statements of operations for the periods indicated:

				For the Period
				January 19, 2016
	For the Three Months Ended September 30,		Nine Months Ended	through
	2017	2016	September 30, 2017	September 30, 2016
Net loss	$(129,346)	$(217,372)	$(125,524)	$(180,557)
Adjustments:
General and administrative	640,566	393,561	1,489,566	1,055,014
Depreciation and amortization	439,342	236,503	1,341,261	595,478
Business development and property acquisition costs	105	238,537	14,295	397,570
Dividend and interest income	(15,591)	(46,905)	(41,965)	(133,559)
Interest expense	220,209	219,859	660,626	236,511
Non same-store revenues	(544,881)	(107,107)	(1,547,723)	(107,107)
Non same-store cost of operations	204,383	43,786	600,424	43,786
Other real estate expenses	4,980	1,444	9,904	2,196
Combined adjustment for the period January 1, 2016 to January 18. 2016 (1)	—	—	—	213,081
Total same-store net operating income	$819,767	$762,306	$2,400,864	$2,122,413

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Same-store revenues	$1,387,926	$1,241,531	$3,980,131	$3,582,052
Same-store cost of operations	568,159	479,225	1,579,267	1,459,639
Total same-store net operating income	$819,767	$762,306	$2,400,864	$2,122,413

(1) For comparability purposes, the same-store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through September 30, 2016 under operating company accounting are presented combined for the first nine months of 2016. Management believes this presentation is more meaningful to investors as there was no significant change in same-store revenue streams and other financial metrics or the same-store non-financial statistical information as a result of our change in status from an investment company to an operating company. The following table presents the combined adjustment for the period January 1, 2016 to January 18, 2016.

Net income	$45,399
Adjustments:
General and administrative	111,247
Depreciation and amortization	54,084
Dividend and interest income	(2,958)
Other property expenses	5,309
Combined adjustment for the period January 1, 2016 to January 18. 2016	$213,081

Reconciliation of GAAP Net Income to Combined Same-Store and Non Same-Store Net Operating Income

The following table presents a reconciliation of combined same-store and non same-store net operating income to net income as presented on our consolidated statements of operations for the periods indicated:

				For the Period
				January 19, 2016
	For the Three Months Ended September 30,		Nine Months Ended	through
	2017	2016	September 30, 2017	September 30, 2016
Net loss	$(129,346)	$(217,372)	$(125,524)	$(180,557)
Adjustments:
General and administrative	640,566	393,561	1,489,566	1,055,014
Depreciation and amortization	439,342	236,503	1,341,261	595,478
Business development and property acquisition costs	105	238,537	14,295	397,570
Dividend and interest income	(15,591)	(46,905)	(41,965)	(133,559)
Interest expense	220,209	219,859	660,626	236,511
Other real estate expenses	4,982	1,447	9,907	2,196
Combined adjustment for the period January 1, 2016 to January 18. 2016 (1)	—	—	—	213,081
Total combined same-store and non same-store net operating income	$1,160,267	$825,630	$3,348,166	$2,185,734

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Combined same-store and non same-store revenues	$1,932,807	$1,348,638	$5,527,855	$3,689,158
Combined same-store and non same-store cost of operations	772,540	523,008	2,179,689	1,503,424
Total combined same-store and non same-store net operating income	$1,160,267	$825,630	$3,348,166	$2,185,734

(1) For comparability purposes, the combined same-store and non same-store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through September 30, 2016 under operating company accounting are presented combined for the first nine months of 2016. Management believes this presentation is more meaningful to investors as there was no significant change in combined same-store and non same-store revenue streams and other financial metrics or the combined same-store and non same-store non-financial statistical information as a result of our change in status from an investment company to an operating company. The following table presents the combined adjustment for the period January 1, 2016 to January 18, 2016.
Net income	$45,399
Adjustments:
General and administrative	111,247
Depreciation and amortization	54,084
Dividend and interest income	(2,958)
Other property expenses	5,309
Combined adjustment for the period January 1, 2016 to January 18. 2016	$213,081